As filed with the Securities and Exchange Commission on March 23, 2004
                                    Registration No. 333-_______________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HERITAGE WORLDWIDE, INC.
                            ------------------------
              (Exact name of registrant as specified in its charter)

                             Delaware     13-4196258
                 (State or other jurisdiction     (IRS Employer
            of incorporation or organization)     Identification No.)

                             337 Avenue de Bruxelles
                         83507 La Seyne-Sur-Mer, France
                              (011) (33) 494-109810
              (Address, Including Zip Code and Telephone Number, of
                          Principal Executive Offices)

                Retainer Agreement with Gottbetter & Partners, LLP
                       Agreement with Jackson Steinem Inc.
                            (Full Title of the Plan)

             Jean Claude Mas                                 Copy to:
         Heritage Worldwide, Inc.                   Gottbetter & Partners, LLP.
         337 Avenue de Bruxelles                  488 Madison Avenue, 12th Floor
      83507, La Seyne-Sur-Mer, France                New York, New York 10022
          (011) (33) 494-109810                           (212) 400-6900
   (Name, Address and Telephone Number,              Adam S. Gottbetter, Esq.
including Area Code, of Agent for Service)            Robert L. Davidson, Esq


Title of Securities                      Amount To Be   Proposed Maximum            Proposed                Amount of
To Be Registered                          Registered     Offering Price    Maximum Aggregate Offering   Registration Fee
                                                          Per Share (1)              Price
---------------------------------------  -------------  -----------------  ---------------------------  -----------------
Common Stock, par value $.001 per share
---------------------------------------  -------------  -----------------  ---------------------------  -----------------
     Gottbetter & Partners Agreement. .         10,000  $            3.75  $                    37,500  $            4.73
---------------------------------------  -------------  -----------------  ---------------------------  -----------------
     Jackson Steinem     Agreement. . .         25,000  $            3.75  $                    93,750  $           11.81
---------------------------------------  -------------  -----------------  ---------------------------  -----------------
TOTAL:. . . . . . . . . . . . . . . . .         35,000  $            3.75  $                   131,250  $           16.54
---------------------------------------  -------------  -----------------  ---------------------------  -----------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on February 27, 2004.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item  1.          Plan  Information

     Pursuant to the Note to Part I of the Form S-8, the information required by
Part  I  is  not  filed  with  the  Securities  and  Exchange  Commission.

Item  2.          Information  and  Employee  Plan  Annual  Information

     Registrant  will  provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Heritage Worldwide, Inc., 337 Avenue de Bruxelles, 83507 La Seyne-Sur-Mer, France, (011) (33) 494-109810.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.          Incorporation  of  Documents  by  Reference.

     The following documents are incorporated by reference in this registration statement.

     a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     b) All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

     c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's registration statement on Form 10-SB, as amended.

     All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item  4.          Description  of  Securities

     Not  applicable.  The class of securities to be offered is registered under
Section  12  of  the  Exchange  Act.

Item  5.          Interest  of  Named  Experts  and  Counsel

     The validity of the shares of common stock registered in this registration statement has been passed upon for the Registrant by Gottbetter & Partners, LLP,

("G&P") whose opinion is attached hereto as Exhibit 5. G&P will hold 10,000 shares of the common stock of the Registrant upon the effectiveness of this registration statement. Adam S. Gottbetter, a partner in G&P, is the principal of Jackson Steinem, Inc, which will hold 25,000 shares of common stock of the Registrant upon the effectiveness of this registration statement.

Item  6.          Indemnification  of  Directors  and  Officers.

     Generally, Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person for claims arising against the person for serving as a present or former director, officer, employee, or agent of the corporation. Indemnity is available only if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. If the claim is a criminal action, indemnification may be available only if the person had no reasonable cause to believe his or her conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the claim.

     A Delaware corporation may also indemnify persons against expenses (including attorneys' fees) incurred for actions brought by or on behalf of the corporation subject to the conditions discussed above, except that no indemnification is permitted in respect of any claim as to which person shall have been found to be liable to the corporation unless a court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

     To the extent the person is successful in defending a claim described in the preceding two paragraphs, the corporation must indemnify the person against expenses (including attorneys' fees) actually and reasonably incurred. The indemnification and advancement of expenses provided for in Section 145 is not exclusive of any other rights to which the person may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant maintains reasonable levels of insurance against liabilities for indemnification which it may incur under its Certificate of Incorporation, as amended (the "Certificate of Incorporation") and By-laws (the "By-laws").

     Registrant's By-laws provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents of the Registrant to the fullest extent currently permitted under the DGCL.

     In addition, Article X of the Registrant's Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, provides that neither the Registrant not its stockholders may recover damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless the breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the DGCL or (iv) any transactions for which the director derived an improper benefit. The Registrant's By-laws provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL summarized above.

Item  7.          Exemption  from  Registration  Claimed.

     Not  applicable.

Item  8.          Exhibits

     Exhibits  No.     Description
     -------------     -----------
     4.1               Retainer  Agreement  dated  November  12,  2003, between
                       Registrant and Gottbetter  &  Partners,  LLP.
     4.2               Agreement  with  Jackson  Steinem,  Inc.
     5.1               Opinion  of  Counsel,  Gottbetter  &  Partners,  LLP.
     23.1              Consent  of  Counsel  (included  in  Exhibit  5.1 hereto)
     23.2              Consent  of  Bernard  Morieul,  Auditors

Item  9.          UNDERTAKINGS

     The  Registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not
previously  disclosed  in  the  registration   statement  or  any  material
change  to  such  information  in  the  registration  statement;

     2. For determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                            HERITAGE WORLDWIDE, INC.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of La Seyne-Sur-Mer, France on the 1st day of March, 2004.


                                   By:     /s/  Jean  Claude  Mas
                                           ---------------------------------
                                          Jean  Claude  Mas
                                          Chief  Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicates and on the dates indicated.

                              Title                                Date

 /s/ Jean Claude Mas          Chief Executive Officer, President   March 1, 2004
----------------------------  and Director
Jean Claude Mas

 /s/ Fabrice Viguier          Director                             March 1, 2004
----------------------------
Fabrice Viguier

 /s/ Alain Sereyjol Garros    Director                             March 1, 2004
----------------------------
Alain Sereyjol Garros

 /s/ Claude Couty             Chief Financial Officer              March 1, 2004
----------------------------
Claude Couty